UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2020

KLA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-09992	04-2564110
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Technology Drive, Milpitas, California 95035

(Address of principal executive offices, including zip code)

(408) 875-3000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	KLAC	The Nasdaq Stock Market, LLC
The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into Material Definitive Agreement.

On February 28, 2020, KLA Corporation (f/k/a KLA-Tencor Corporation) (“KLA”) issued $750,000,000 aggregate principal amount of its 3.300% Senior Notes due 2050 (the “Notes”) pursuant to an indenture, dated as of November 6, 2014 (the “Indenture”), between KLA and Wells Fargo Bank, National Association, as trustee. The Notes were issued and sold in a public offering pursuant to KLA’s registration statement on Form S-3ASR (File No. 333-222827) (the “Registration Statement”), including the prospectus contained therein, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, a preliminary prospectus supplement dated February 19, 2020 and a related final prospectus supplement dated February 19, 2020.

The material terms of and conditions of the Notes are set forth in an Officer’s Certificate (the “Officer’s Certificate”).

The Notes bear interest at a rate of 3.300% per year and will mature on March 1, 2050. Interest on the Notes is payable on March 1 and September 1 of each year, beginning on September 1, 2020.

KLA may redeem an applicable series of Notes, in whole or in part, at any time or from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon that would be due if the Notes of such series matured on the applicable Par Call Date (as defined below) (exclusive of interest accrued to the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate plus 20 basis points for the Notes, plus accrued and unpaid interest, if any, on the amount being redeemed to, but excluding, the date of redemption.

In addition, KLA may redeem any Notes on or after the applicable Par Call Date at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption. The Notes are unsecured and rank equally in right of payment with all of KLA’s other unsecured senior indebtedness.

“Par Call Date” means September 1, 2049 with respect to any Notes (six months prior to the maturity date of the Notes).

In addition, KLA may be required to repurchase the Notes upon the occurrence of a change of control triggering event, as set forth in the Indenture.

The Indenture contains limited affirmative and negative covenants of KLA. The negative covenants restrict the ability of KLA and certain of its subsidiaries to incur liens on principal property (as defined in the Indenture); to engage in sale and lease-back transactions with respect to any principal property; and the ability of KLA to consolidate, merge or convey, transfer or lease all or substantially all of its properties and assets.

The Indenture contains customary events of default, following the occurrence and continuance of which, the trustee or the holders of not less than 25% in aggregate principal amount of such series of Notes then outstanding may declare the principal of such series of Notes and any accrued and unpaid interest through the date of such declaration immediately due and payable.

KLA intends to use the net proceeds of the offering of the Notes to redeem $500 million in aggregate principal amount of its outstanding 4.125% Senior Notes due 2021, and the remaining net proceeds for general corporate purposes, which may include the repayment of amounts outstanding under its existing credit agreement.

The foregoing description of certain terms of the Indenture, the Officer’s Certificate and the Notes does not purport to be complete and is qualified in its entirety by reference to the full text of the Indenture, which is filed as Exhibit 4.1 to KLA’s Current Report on Form 8-K filed on November 7, 2014 and is incorporated herein by reference, and the Officer’s Certificate, the form of the Notes which are filed with this report as Exhibits 4.2 and 4.3, respectively.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 8.01	Other Events.

Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to KLA, has issued an opinion to KLA dated February 28, 2020 regarding the legality of the Notes. A copy of the opinion is filed as Exhibit 5.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1

Indenture, dated November 6, 2014, by and between KLA Corporation (f/k/a KLA-Tencor Corporation) and Wells Fargo Bank, National Association, as Trustee, filed as Exhibit 4.1 to KLA Corporation’s Current Report on Form 8-K as filed with the SEC on November 7, 2014

4.2	Form of Officer’s Certificate setting forth the terms of the Notes (with form of Note attached)

4.3	Form of Note for KLA Corporation’s 3.300% Notes due 2050 (incorporated by reference from Exhibit 4.2 hereto)

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KLA CORPORATION

By:	/s/ Bren Higgins
Bren Higgins Executive Vice President and Chief Financial Officer

Date: March 3, 2020